EXHIBIT 10(ii)

S P M Line Lift Machinery Exports, Ltd.

Date: November 15th

Eric Montandon

WWA Group, Inc.

P.O. Box 17774 Jebel Ali Free Zone

Dubai, U.A.E.

Dear Eric,

As per our verbal discussion, we agree to convert our outstanding loan to WWA Group, totaling US$1 Million, to 2,560,000 shares of WWA Group, Inc. common stock.

Our offer is contingent upon the shares being issued by January 10, 2009.

Please send me a copy of a WWA Group, Inc. board of directors’ resolution confirming the agreement to swap the debt for common stock. Upon receipt of this, we will consider the agreement final.

Sincerely,

/s/ Justin Sciortino

SPM LINE LIFT MACHINERY EXPORTS, LTD.
Justin Sciortino – Managing Director

Room 1401, 14/F., World Commerce Centre, Harbour City, 7-11 Canton Road, Tsim Sha Tsui,

Kowloon, Hong Kong,

Tel. (852) 2736-7372 Fax (852) 2736-8895